UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 1, 2012

  COLONY RESORTS LVH ACQUISITIONS, LLC

(Exact name of registrant as specified in its charter)

Nevada	000-50635	41-2120123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Paradise Road, Las Vegas, Nevada	89109
(Address of principal executive offices)	Zip Code

Registrant's telephone number, including area code: (702) 732-5919

N/A
(Former name or former address, if changed since last report

Item 1.03         Bankruptcy or Receivership

             On September 14, 2011, Goldman Sachs Commercial Mortgage Company, successor-in-interest to Goldman Sachs Commercial Mortgage Capital, L.P. (the “Lender”) filed an Application for the Appointment of a Receiver (the “Motion”) in District Court of Clark County, Nevada (the “Court”) (Case No. A-11-648281-B) seeking to have Ronald Paul Johnson appointed receiver for the property and businesses, including the hotel and gaming operations, of Colony Resorts LVH Acquisitions, LLC (the “Company” and such property and businesses, the “Receivership Property”).  The Motion was filed by the Lender following the occurrence of certain Events of Default under the terms of that certain Loan Agreement, dated as of May 11, 2006, between the Company, as Borrower, and the Lender (as amended from time to time, the “Loan Agreement”).  On January 6, 2012, the Court granted the Lender’s Motion for the Appointment of Receiver to take control of and maintain the Receivership Property and to do any other act reasonably necessary in the sole and absolute discretion and judgment of the receiver to benefit the Receivership Property (the “Order”).  Pursuant to the Order, Mr. Johnson was appointed receiver (the “Receiver”) for the Receivership Property, to take effect on the date (the “Effective Date”) on which certain conditions have been satisfied, including entry of the Order, approval of the Order by Nevada gaming authorities, and the Receiver having filed his written acceptance and approval of the terms of the Order.  The Order does not extend beyond the Receivership Property.  Pursuant to that certain Stipulation for the Appointment of a Receiver dated January 5, 2012 between the Company and the Lender (the “Stipulation for the Appointment of a Receiver”), the Company agreed to the appointment of a receiver upon the terms and conditions set forth in the Order.  The Effective Date occurred on February 1, 2012.

As of the Effective Date, the Receiver is authorized and directed to take immediate and exclusive possession and full and exclusive control of the Receivership Property, and to take such other actions as the Receiver deems reasonable and appropriate to preserve, manage, secure and safeguard the Receivership Property, and to operate, manage and carry on the businesses of the Receivership Property, with certain specified actions subject to the prior approval of the Court.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on February 1, 2012.

COLONY RESORTS LVH ACQUISITIONS, LLC

By:	/s/Robert E. Schaffhauser
Name:	Robert E. Schaffhauser
Title:	Executive Vice President-Finance